Exhibit 99.1

PRESS RELEASE

CSG CEO Peter Kalan Announces Retirement;

President Bret Griess Named Successor

ENGLEWOOD, Colo. (November 23, 2015) — CSG International (NASDAQ: CSGS), a global provider of interactive transaction-driven solutions and services, today announced Peter Kalan, chief executive officer of the company, has announced his plans to retire at the end of the year, following 19 years of service with CSG.  CSG veteran Bret Griess, president and chief operating officer, has been named to succeed Kalan as president and chief executive officer of the company, effective January 1, 2016.  In addition, Griess will be appointed to the Board effective January 1, 2016.

Griess, 47, has served in various senior and executive management roles with CSG for over 19 years.  In his current capacity, he oversees the company’s global sales, operations and delivery, client relationships, product development & management. Prior to this role, he held a variety of positions in operations and information technology, including chief operating officer.

Kalan, 56, has served as CSG’s chief executive officer and president since December 2007.  Prior to his appointment as CEO, Kalan served in a variety of roles including corporate development and chief financial officer.

“On behalf of the CSG Board of Directors, I am extremely grateful to Peter for his outstanding leadership,” said Don Reed, chairman of CSG’s Board of Directors.  “Under Peter’s leadership, CSG has become the leading business support solutions provider in the North American cable and satellite markets, expanded our presence internationally, invested in next generation solutions aimed at the changing video landscape and groomed the next generation of CSG leaders to build upon this legacy.  Bret’s appointment as chief executive officer by the board is the result of a robust succession planning process and the confidence that we have in this management team to continue to drive long-term shareholder value as has been done under Peter’s leadership.”

“I am honored to have worked with such a committed and dedicated group of employees,” said Kalan.  “Over the years, I’m very proud of the work that we have done to enable our clients to compete in an extremely challenging and dynamic environment.  This could not have been accomplished without an active and engaged board of directors and a highly qualified and talented executive team.  Bret and his teams have played an integral role towards transforming our company into a trusted partner to the world’s leading communications providers.  I am leaving the company in good hands with Bret and this broad and deep bench of experienced leaders within the company.”

“I am grateful to have the opportunity to lead CSG at this exciting moment in our history,” said Griess.  “I look forward to working with the board, our customers, our leadership team and our highly talented employees as we continue to enhance our competitive position in the markets we serve, execute on our strategic plan and continue to deliver strong results benefitting our shareholders, customers, employees and communities in which we operate.”

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Charter Communications, Comcast, DISH, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

Elise Brassell

Public Relations

CSG International

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com